Exhibit 4.15

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

SECOND AMENDMENT TO THE MASTER SUPPLY AGREEMENT

between

SCHOTT AG, Business Unit Tubing, 95666 Mitterteich, Germany (SCHOTT)

and

Stevanato Group S.p.A., Via Molinella, Piombino Dese, Padova, Italy (Stevanato) as well as its affiliates Stevanato Group Intrnational a.s., Nuova Ompi S.r.l., Medical Glass a.s., Ompi N.A.S. de RL de CV, OMPI PHARMACEUTICAL PACKING TECHNOLOGY CO.LTD and Ompi of America Inc. (jointly the Purchasers and each of them a Purchaser).

Stevanato represents that it is authorized to act in the name and on behalf of all Purchasers.

Preamble

-
The parties have concluded in 2019 a Master Supply Agreement which was prolonged by First Amendment dated 20 December 2024 with a fix term until 31st December 2025, (“Agreement”) whose terms and conditions are hereby entirely referred to;
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The parties desire to prolong the Term until December 31, 2026.
-
It is therefore necessary to amend the Agreement.

NOW, THEREFORE, the parties to this Agreement agree as follows:

-
Except as otherwise defined herein, terms used in this Amendment shall have the same meaning as described to them in the Agreement.
-
The Agreement is prolonged to December 31, 2026. The parties shall agree in writing, by October 30, 2026 to extend the Agreement for further 2 (two) years and negotiate on new prices and terms for such extended term based on the existing Agreement. In case such agreement is not reached the Agreement shall terminate at December 31, 2026. Any orders placed and confirmed before the effective date of termination but fulfilled thereafter shall be governed by the terms and conditions of this Agreement.
-
The Purchasers jointly hereby covenant that they will order and take in calendar year 2025 a quantity of [*********] to of Products, with a permitted deviation of [*********] either itself or via one of the other Purchasers.
-
Articles 3(2), 3(3), 3(4), 3(5) and Articles 4(3), 4(4), 4(5) and 4(6) do not apply for calendar year 2026. Article 4(2) shall be read as follows: Unless explicitly agreed in Annex 1 otherwise, all prices and deliveries are (i) CPT (Incoterms 2020) for the European Sites and CFR Mexican Port. Resp. Chines Port for the sites in Mexico resp. China, (ii) including outer packaging The new Annex 1 applies for purchase of Products effective January 1, 2026 until 31 December 2026
-
Without any prejudice to the provisions of this Amendment, the Parties agree that any other provision of the Agreement shall remain unaffected and be entirely valid and in force.
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Art. 11,12 and 13 shall also apply to this Amendment.
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This Amendment may be signed and delivered in counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one instrument.

* * *

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Letter Agreement to be effective as of the dates below.

For Stevanato Group S.p.A. and all other Purchasers

Piombino Dese, 23 December 2025

s/ Annacristina Mansutti_______________ s/ Franco Stevanato_________________

Annacristina Mansutti Franco Stevanato

Vice President Procurement Chairman and CEO

For SCHOTT AG Mitterteich, 23 December 2025

s/ Patrick Markschläger _______________ s/ Mark Staiger_____________________

Dr. Patrick Markschläger Dr. Mark Staiger

Head of BU Tubing Head of SBF Pharma Tubing

Annex 1: Products, Prices, INCOTERMS 2010